PROSPECTUS SUPPLEMENT (To Prospectus dated May 24, 2023)	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933

Registration Statement No. 333-268835

SATIXFY COMMUNICATIONS LTD.

Ordinary Shares

This prospectus supplement supplements the prospectus dated May 24, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-268835). This prospectus supplement is being filed to update and supplement the information in the Prospectus, including that we received written notice from NYSE American LLC (the “NYSE”) that our plan to regain compliance was accepted and that we were granted a compliance plan period through May 30, 2025. We have attached to this prospectus supplement, and incorporated by reference into it, our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on and February 8, 2024.

This prospectus supplement, together with the Prospectus, as previously supplemented, is to be used by the selling shareholders listed in the Prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of SatixFy Communications Ltd.

February 15, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2024
Commission File Number: 001-41544

SATIXFY COMMUNICATIONS LTD.
(Translation of registrant’s name into English)

12 Hamada Street, Rechovot 670315
Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

CONTENTS

As previously disclosed, on November 30, 2023, SatixFy Communications Ltd. (the “Company”) received written notice (the “Notice”) from the NYSE American LLC (the “NYSE”) that the Company is no longer in compliance with certain NYSE continued listing standards. In response to the Notice, the Company submitted a plan to regain compliance in January 2024. On February 6, 2024, the Company received written notice that its plan was accepted and that NYSE granted a compliance plan period through May 30, 2025. On February 8, 2024, the Company issued a press release titled “The NYSE American Accepts SatixFy’s Plan to Regain Compliance with Listing Standards,” a copy of which is furnished as Exhibit 99.1 with this Report of Foreign Private Issuer on Form 6-K.

 This Report of Foreign Private Issuer on Form 6-K is incorporated by reference into the Company’s Registration Statements on Form S-8 (Registration Nos. 333-268005 and 333-275902), filed with the Securities and Exchange Commission, to be a part thereof from the date on which this Report of Foreign Private Issuer on Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.
99.1	Press release dated February 8, 2024, titled “The NYSE American accepts SatixFy’s Plan to Regain Compliance with Listing Standards.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SATIXFY COMMUNICATIONS LTD.

Date: February 8, 2024	By:	/s/ Oren Harari
		Name	Oren Harari
		Title:	Interim Chief Financial Officer

Exhibit 99.1

The NYSE American Accepts SatixFy’s Plan to Regain
Compliance with Listing Standards

Rehovot, Israel, February 8, 2024. SatixFy Communications Ltd. (the “Company” or “SatixFy”) (NYSE American: SATX), a leader in next-generation satellite communication systems based on in-house-developed chipsets, announced that on February 6, 2024, it received written notice from the NYSE American LLC (“NYSE American”) stating that it has reviewed the Company’s January 5, 2024 plan of compliance addressing how it intends to regain compliance with certain NYSE American continued listing standards (the “Plan”) and determined to accept the Plan and grant a plan period for targeted completion of the Plan through May 30, 2025. The Plan is based in part on expected upcoming business progress and technological development, including potential positive announcements it expects to report of new customers and new orders that it believes should evidence that its valuation should be higher. The NYSE American will review the Company periodically for compliance with the initiatives outlined in the Plan.

This follows the prior written notice from the NYSE American, sent on November 30, 2023, stating that the Company is not in compliance with the continued listing standards, as set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide.

About SatixFy

SatixFy develops end-to-end next-generation satellite space and ground communications systems, including satellite multi beam digital antennas, user terminals and modems, based on powerful chipsets that it develops in house.

SatixFy’s products include modems that feature Software Defined Radio (SDR) and Fully Electronically Steered Multi Beam Antennas (ESMA) that support the advanced communications standard DVB-S2X. SatixFy’s innovative ASICs improve the overall performance of satellite communications systems, reduce the weight and power requirements of terminals and payloads, and save real estate for gateway equipment. SatixFy’s advanced VSATs and multi-beam fully electronically steered antenna arrays are optimized for a variety of mobile applications and services, using LEO, MEO and GEO satellite communications systems, for aero/in-flight connectivity systems, high-end communications-on-the-move applications, and more.

SatixFy is headquartered in Rehovot, Israel with additional offices in the UK, U.S. and Bulgaria.

For more information, please refer to www.SatixFy.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal and Israeli securities laws. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. For example, SatixFy is using forward looking statement in this press release when it discusses the methods it intends to use to regain compliance with the applicable NYSE American listing standards, including expected upcoming business progress and technological development, potential positive announcements the Company expects to report of new customers and new orders that it believes should evidence that its valuation should be higher. Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among others: the Company's planned level of revenues and capital expenditures; the Company's available cash and its ability to obtain additional funding; the Company's ability to market and sell its products; legal and regulatory developments in the United States and other countries; the Company's ability to maintain its relationships with suppliers, distributors and other partners; the Company's ability to maintain or protect the validity of its patents and other intellectual property; political, economic and military instability in the Middle East, specifically in Israel; as well as those factors set forth in the Risk Factors section of the Company's Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on May 1, 2023, as amended, and other documents filed with or furnished to the SEC which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:
Kenny Green & Ehud Helft, EK Global IR, satixfy@ekglobal.com

Media Contact:
Helena Itzhak / Aviv Sax Nahamoni, info@satixfy.com

SAT-COM

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